Exhibit 99.1

Seattle Genetics Reports First Quarter 2013 Financial Results

-Total Revenues of $57.3 Million, Including $33.9 Million in ADCETRIS® (Brentuximab Vedotin)

Net Product Sales-

-Continued Strong Execution on ADCETRIS and Product Development Pipeline and Advances with

Industry-Leading Antibody-Drug Conjugate (ADC) Technology-

-Conference call today at 4:30 p.m. ET-

Bothell, WA — May 7, 2013 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter ended March 31, 2013. The company also highlighted ADCETRIS (brentuximab vedotin) commercialization and clinical development activities, progress with its antibody-drug conjugate (ADC) pipeline and technology and upcoming milestones.

“In 2013 we have continued to deliver on the ambitious goals we have set for ADCETRIS, our pipeline and our ADC technology,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer at Seattle Genetics. “We and our collaborator, Millennium: The Takeda Oncology Company, are bringing ADCETRIS to patients in need through approvals to date in the United States, Canada, European Union and Switzerland. In addition, across both corporate and investigator-sponsored studies, there are currently more than 20 ongoing ADCETRIS clinical trials, including four phase 3 studies. Seattle Genetics is also advancing several additional ADCs, including two programs planned for phase 1 trial initiations during 2013, while our collaborators continue to advance more than a dozen ADCs in clinical development.”

Recent ADCETRIS Highlights

•	Announced that Health Canada granted approval with conditions for ADCETRIS in relapsed or refractory Hodgkin lymphoma (HL) and systemic anaplastic large cell lymphoma (sALCL).
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Received fast track designation from the U.S. Food and Drug Administration (FDA) for ADCETRIS for the frontline treatment of CD30-positive mature T-cell lymphomas. Fast track designation is a program designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

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In collaboration with Millennium: The Takeda Oncology Company (Takeda/Millennium), initiated the ECHELON-2 global, randomized phase 3 trial comparing ADCETRIS in combination with chemotherapy to standard chemotherapy for frontline CD30-expressing mature T-cell lymphomas.

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Received orphan drug designation from the FDA for ADCETRIS in peripheral T-cell lymphoma-not otherwise specified (PTCL-NOS), providing various benefits including potential waiver of the FDA’s application user fee.

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Based on a slower-than-expected rate of progressions in pooled, blinded data from the ongoing AETHERA clinical trial, updated the company’s expectation that reaching the pre-specified number of progression-free survival events needed for unblinding the trial will likely extend into 2015. In coordination with Takeda/Millennium, evaluating options to accelerate the availability of data from the trial.

•	Submitted to the FDA a supplement to the biologics license application for ADCETRIS for its use in the retreatment of patients and for extended duration of use beyond 16 cycles of therapy.
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Takeda/Millennium received approval for ADCETRIS in Switzerland for two indications: (1) the treatment of patients with relapsed or refractory CD30 positive HL after autologous stem cell transplant or after a minimum of two previous treatments if a stem cell transplantation is not a treatment option, and (2) for the treatment of patients with relapsed or refractory sALCL.

•	Takeda/Millennium submitted a new drug application for ADCETRIS in Japan for the treatment of relapsed or refractory HL and sALCL.

Other Recent Highlights

•	Initiated two phase 1 trials of SGN-CD19A, a CD19-targeted ADC. One trial is in B-cell acute lymphoblastic leukemia and one is in B-cell non-Hodgkin lymphomas.
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Reported data in multiple sessions at the Annual Meeting of the American Association for Cancer Research (AACR) highlighting preclinical data for novel SGN-CD33A and SGN-LIV1A programs and advances in research to develop highly stable linkers and more potent cell-killing agents.

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Submitted an investigational new drug (IND) application to the FDA for SGN-CD33A, a CD33-targeted ADC utilizing the company’s pyrrolobenzodiazepine (PBD) dimer-based ADC technology. A phase 1 trial in acute myeloid leukemia (AML) is expected to begin during 2013.

•	Completed enrollment in phase 1 trials of ASG-5ME for prostate and gastric cancer.
•	Genentech, a member of the Roche Group, reported data at AACR from an ongoing phase 1 clinical trial of DMUC5754A (RG7458), an anti-MUC16 ADC for ovarian cancer utilizing Seattle Genetics’ technology.
•	Generated fees from ongoing ADC collaboration with Genentech upon its extension of the research term and renewal of exclusive licenses to specific ADC targets.
•	Received milestone payments under ADC collaborations with Daiichi-Sankyo and GlaxoSmithKline triggered by preclinical progress with ADCs utilizing Seattle Genetics’ technology.
•	Generated fees from Agensys, an affiliate of Astellas, upon its option exercise for an additional exclusive antigen license under the companies’ ongoing ADC collaboration.
•	Promoted Dennis Benjamin, Ph.D., to Vice President, Experimental Therapeutics.

Upcoming Milestones

•	Initiate a phase 1 / 2 clinical trial of ADCETRIS in combination with bendamustine for second-line HL patients by mid-2013.
•	Initiate a phase 2 frontline trial of ADCETRIS in combination with Rituxan and standard chemotherapy (R-CHOP) for patients with diffuse large B-cell lymphoma in the second half of 2013.
•	Initiate a phase 1 trial of SGN-CD33A for AML during 2013.
•	Submit an IND application to the FDA for SGN-LIV1A, a LIV-1-targeted ADC. A phase 1 trial in breast cancer is expected to begin during 2013.

First Quarter Financial Results

Total revenues in the first quarter of 2013 were $57.3 million, compared to $48.2 million in the first quarter of 2012. First quarter 2013 revenues include ADCETRIS net product sales of $33.9 million and ADCETRIS royalty revenues of $2.4 million from international sales of ADCETRIS by Takeda/Millennium. Revenues also reflect amounts earned under the company’s ADCETRIS and ADC collaborations totaling $21.0 million in the first quarter of 2013.

Research and development expenses for the first quarter of 2013 were $47.7 million, compared to $38.5 million for the first quarter of 2012. This planned increase in 2013 was primarily driven by ADCETRIS expenses, including clinical trials to explore potential additional uses of ADCETRIS and drug supply to Takeda/Millennium under the collaboration. Research and development expenses also include increased investment in the company’s ADC pipeline programs. Selling, general and administrative expenses for the first quarter of 2013 were $21.9 million, compared to $22.2 million for the first quarter of 2012.

Under the ADCETRIS collaboration with Takeda/Millennium, development costs incurred by Seattle Genetics are included in research and development expense. Joint development costs are co-funded by Takeda/Millennium on a 50:50 basis. Net reimbursement funding received from Takeda/Millennium is recognized as revenue over the development period of the collaboration along with other development payments received, including the upfront payment and development milestone payments. Seattle Genetics co-funds development activities performed by Takeda/Millennium under the collaboration, which reduces the amount of reimbursement funding received from Takeda/Millennium.

Non-cash, share-based compensation expense for the first quarter of 2013 was $6.6 million, compared to $6.1 million for the first quarter of 2012.

Net loss for the first quarter of 2013 was $16.3 million, or $0.14 per share, compared to a net loss of $12.3 million, or $0.11 per share, for the first quarter of 2012.

As of March 31, 2013, Seattle Genetics had $344.1 million in cash, cash equivalents and investments, compared to $364.3 million as of December 31, 2012.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling (877) 941-0843 (domestic) or (480) 629-9866 (international). The access code is 4614604. A replay of the discussion will be available beginning at approximately 3:30 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or (303) 590-3030 (international), using access code 4614604. The telephone replay will be available until 4:00 p.m. PT on Thursday, May 9, 2013.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer. The company’s lead program, ADCETRIS (brentuximab vedotin), received accelerated approval from the U.S. Food and Drug Administration in August 2011 and approval with conditions from Health Canada in February 2013 for two indications. In addition, under a collaboration with Millennium: The Takeda Oncology Company, ADCETRIS received conditional approval from the European Commission in October 2012. Seattle Genetics also has four other clinical-stage ADC programs: SGN-75, ASG-5ME, ASG-22ME and SGN-CD19A. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including AbbVie, Agensys (an affiliate of Astellas), Bayer, Celldex, Daiichi Sankyo, Genentech, GlaxoSmithKline, Millennium, Pfizer and Progenics, as well as ADC co-development agreements with Agensys and Genmab. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, data availability from ongoing clinical trials, expectations for additional regulatory approvals and expectations for revenue and expenses for the year 2013. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include sales of ADCETRIS may not be as expected or expenses may exceed current projections. We may also be delayed in our planned trial initiations and regulatory submissions and approvals for reasons outside of our control. We may also fail to receive milestone payments under our collaborations. In addition, if we do not meet our financial guidance or the expectations of analysts or investors, our stock price may be adversely impacted. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Tricia Larson

(425) 527-4180

tlarson@seagen.com

Seattle Genetics, Inc. Condensed Consolidated Balance Sheets (Unaudited) (In thousands)
	March 31, 2013	December 31, 2012
Assets
Cash, cash equivalents, and investments	$344,134	$364,258
Other assets	121,894	107,164

Total assets	$466,028	$471,422

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$45,765	$56,130
Deferred revenue and long-term liabilities	186,997	189,144
Stockholders’ equity	233,266	226,148

Total liabilities and stockholders’ equity	$466,028	$471,422

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2013	2012
Revenues
Net product sales	$33,920	$34,496
Collaboration and license agreement revenues	21,009	13,749
Royalty revenues	2,399	—

Total revenues	57,328	48,245

Costs and expenses
Cost of sales	3,169	3,071
Cost of royalty revenues	925	—
Research and development	47,735	38,487
Selling, general and administrative	21,886	22,185

Total costs and expenses	73,715	63,743

Loss from operations	(16,387)	(15,498)
Investment and other income, net	123	3,200

Net loss	$(16,264)	$(12,298)

Basic and diluted net loss per share	$(0.14)	$(0.11)

Weighted-average shares used in computing basic and diluted net loss per share	120,455	116,348